Exhibit 99.2

1	CNL Growth Properties Valuation Webinar Script	January 26, 2016 – 3:00pm ET

Moderator Name:

Moderator

Welcome to the CNL Growth Properties valuation conference call. On the call today will be Scott Hall, Senior Vice President of Operations, and John Starr, Chief Portfolio Officer. Statements made during this call will include forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements about financial guidance, business strategies, market potential and future financial performance. Such forward-looking statements are subject to numerous assumptions, uncertainties, and known or unknown risks, which could cause actual results to differ materially from the expectations and assumptions discussed here today. Listeners are cautioned that these forward-looking statements are neither promises nor guarantees and are only made as of the date of this call. The Company undertakes no obligation to update or revise the information provided on this call as a result of new information or future results or developments, except as required by law.

As with any investment, investing in CNL Growth Properties is subject to risks and uncertainties you should carefully consider. The valuation information that we will be discussing today is a point-in-time estimate based on numerous inputs and data which vary over time and may be subjective. Valuations and appraisals of real estate properties are only estimates of fair market value and may not necessarily correspond to realizable value upon the sale of such properties or the amount that shareholders will receive upon liquidity of their investment.

2	CNL Growth Properties Valuation Webinar Script	January 26, 2016 – 3:00pm ET

Additional information is available in filings with the SEC, which also may be accessed through the Company’s website at www.CNLGrowthProperties.com. Each listener is encouraged to review those filings together with all other information provided therein.

We will conduct a question and answer session at the end, and instructions will be provided at that time. I will now turn the call over to Scott Hall.

Scott Hall

(Slide 8 - Overview)

Good afternoon and thank you for joining us today. To assist FINRA members who participated in our public offerings in meeting their customer account statement reporting obligations under NASD Rule 2340, we prepare annually an estimated net asset value (NAV) per share of our common stock. On Wednesday, January 27, 2015, we announced a new net asset value for CNL Growth Properties of $8.65 per share as of December 31, 2015. CNL Growth Properties is a non-traded real estate investment trust. Due to favorable industry and market data, our focus is principally on the development of multifamily communities in growth-oriented markets. As of December 31, 2015, we held investments in 13 assets located in 8 states, primarily in the Southeast and Sun Belt regions of the U.S. Nine of the properties were valued as operational assets with development complete or substantially complete, and four of the properties were classified as development projects. As discussed in previous SEC filings and other communications, we have begun to explore strategic alternatives for shareholder liquidity and we engaged CBRE Capital Advisors as our exclusive financial advisor in September 2015 to assist in the process.

3	CNL Growth Properties Valuation Webinar Script	January 26, 2016 – 3:00pm ET

(Slide 9)

Our initial public offering commenced in October 2009, and we officially commenced operations in April 2010 after raising the required minimum investment to break escrow. Our initial offering closed in April 2013, and we initiated a follow-on offering in August 2013. At that time, we changed our name to CNL Growth Properties, to reflect our focus on multifamily development opportunities. The follow-on offering closed in April 2014. We raised an aggregate of approximately $208 million in our offerings, and we invested, directly or through joint ventures in which we owned a majority stake, in 17 properties having a total capitalized cost (or development budget) of more than $633 million. All of our current portfolio assets are multifamily communities, which are either newly constructed or under development.

With the completion of our public offerings, and having successfully completed the sale of one of our joint venture investments in January 2015, we began to explore strategic liquidity alternatives. In August 2015 our board of directors appointed a special committee comprised solely of our independent directors, to oversee the process, and in September 2015 we engaged CBRE Capital Advisors, Inc. (CBRE Cap) to act as our exclusive financial advisor. We went on to sell an additional three properties in the third and fourth quarters of 2015. In aggregate, the four properties were sold for approximately $226 million, resulting in approximately $51 million in net cash to the company after the repayment of debt, closing costs, reserves and distributions

4	CNL Growth Properties Valuation Webinar Script	January 26, 2016 – 3:00pm ET

to our joint venture partners. Additionally in 2015, we paid a total of $3.00 per share in special cash distributions to our shareholders. Those distributions were comprised of $1.30 per share in February 2015, and $1.70 in December 2015.

(Slide 10)

Slide 10 shows the four property sales consummated in 2015. As I touched on earlier, we initiated the sale process in January 2015 with the disposition of Woodfield Long Point, located near Charleston, South Carolina. More recently, in December 2015, we completed the final sale in a series of three property sales located in Charlotte, North Carolina, Tampa, Florida, and Franklin, Tennessee, a suburb of Nashville, with our joint venture partner Crescent Communities. As previously mentioned, the sale of the four properties resulted in an aggregate of approximately $226 million, with net cash proceeds to the company of approximately $51 million.

(Slide 11)

As a result of the four dispositions in 2015, we were able to pay a total of $3.00 per share in special cash distributions to our shareholders. You may recall the first distribution in February 2015 following the sale of the Woodfield Long Point property, at which time we made a special cash distribution of $1.30 per share from available cash on hand. After this initial special cash distribution, and taking into account actual 2014 year-end balance sheet data, our board of directors adjusted the 2014 year end estimated NAV from $10.70 per share to $9.40 per share. In December 2015, following the sale of the three Crescent properties, we made a second special

5	CNL Growth Properties Valuation Webinar Script	January 26, 2016 – 3:00pm ET

cash distribution of $1.70 per share, after which the board further adjusted the 2014 NAV from $9.40 per share to $7.70 per share. The table on Slide 11 demonstrates a reconciliation for your reference. I will now turn the call over to John Starr, our Chief Portfolio Officer.

John Starr

(Slide 12)

Thank you Scott.

Based on the recommendation from our valuation committee, our board of directors estimated our net asset value to be approximately $195 million as of December 31, 2015. Broken down by major assets and liabilities, this includes approximately $197 million in real estate value, and $22 million in cash and other assets; offset by approximately $9.2 million in accounts payable and other liabilities, as well as $3.6 million in estimated subordinated incentive fees and $10.5 million in transaction costs for a hypothetical liquidation.

Dividing our total net asset value by approximately 22.5 million shares outstanding as of December 31, 2015, results in an estimated net asset value per share of $8.65. The 2015 NAV of $8.65 per share compares to the revised 2014 NAV of $7.70 per share. The 2015 NAV of $8.65 per share is reflective of two special cash distributions paid to shareholders in 2015 totaling $3.00 per share.

6	CNL Growth Properties Valuation Webinar Script	January 26, 2016 – 3:00pm ET

(Slide 13 – Estimated NAV)

As with previous net asset valuations for CNL Growth Properties, we engaged CBRE Capital Advisors, Inc. (CBRE Cap) as our independent valuation consultant to conduct property level and aggregate valuation analyses and to provide a report containing among other things, a range for the net asset value per share of our common stock as of December 31, 2015. On the basis of the valuation report provided by CBRE Cap and the recommendation of our valuation committee, our board unanimously approved $8.65 as the estimated net asset value per share of our common stock as of December 31, 2015.

We estimated our 2015 net asset value per share in accordance with our valuation policy and certain recommendations and methodologies in the valuation guidelines established by the IPA. It is important to note that our board of directors made the decision to deduct transaction costs related to the strategic alternatives process that is underway in estimating the new 2015 NAV per share.

As with previous valuations, CBRE Cap commissioned MAI-certified appraisals for each property from the CBRE Valuation and Advisory Services Group, an affiliate of CBRE Cap. The estimated value for real estate assets was determined utilizing a discounted cash flow analysis and did not include any enterprise or portfolio premium.

The values of other assets and liabilities such as cash, prepaid assets and accounts payable were based on CNL Growth Properties’ share of the book values derived from our preliminary balance sheet as of December 31, 2015.

7	CNL Growth Properties Valuation Webinar Script	January 26, 2016 – 3:00pm ET

(Slide 14 – Methodology for Real Estate)

To estimate the value of our real estate assets, which is by far the most significant component of the net asset value; our properties were grouped into two categories: (i) operating assets, and (ii) development projects.

Nine assets were valued as operating assets based on actual and projected cash flows utilizing an assumed holding period of four years from project inception. Projected stabilized cash flows were based on MAI appraisals. Historical cash flows were based on actual property distributions from realized rents. For operating assets not yet stabilized, projected pre-stabilized cash flows were based on the Company’s operating budget, prepared by the development partner in conjunction with the Company, with assumptions regarding stabilization.

(Slide 15)

Four assets were categorized as development projects, the values were estimated by discounting the future cash flows assuming a holding period of four years from project inception. Future cash flow generated by each development project was estimated utilizing the development budgets and cash flow projections for each development project, which were prepared by the respective projects’ joint venture partners in conjunction with the Company.

For joint venture properties, the values were estimated by discounting our respective share of the joint ventures’ estimated future cash flows after debt service and the repayment of debt in order to reflect our economic interests in each asset.

8	CNL Growth Properties Valuation Webinar Script	January 26, 2016 – 3:00pm ET

The terminal values in the discounted cash flow analyses were estimated by dividing the forward year’s net operating income by the estimated terminal capitalization rates sourced from MAI appraisals. Terminal cap rates vary by location, asset quality and the supply and demand dynamics for each market.

(Slide 16 – Valuation Summary)

The resulting valuation range for the net asset value of the Company on a per share basis was $8.37 to $8.95 per share, including deductions for transaction costs and estimated subordinated incentive fees payable to the Advisor in a liquidation. The weighted average discount rate was 10.9% and the weighted average terminal cap rate was 5.38%.

(Slide 17 – Looking Ahead)

As we look forward in 2016, we expect to complete construction on our four remaining development properties. Also, as we mentioned earlier, in September 2015 we engaged CBRE Cap as our exclusive financial advisor in an effort to bring liquidity to our shareholders. We will continue to explore various monetization opportunities in an effort to return capital to our shareholders.

9	CNL Growth Properties Valuation Webinar Script	January 26, 2016 – 3:00pm ET

(Slide 18 – For More Information)

We intend to post this presentation on our website at www.CNLGrowthProperties.com if you would like to refer back to it. We also invite you to view our Form 8-K filed on January 27, 2016, which has additional details about our estimated net asset value and our valuation process.

(Slide 19 – Q&A)

Now I will turn the call back over to [moderator name] to take questions from the audience.